EXHIBIT 21.1

NEIMAN MARCUS, INC.
SUBSIDIARIES OF THE COMPANY

JURISDICTION OF SUBSIDIARY/AFFILIATE	INCORPORATION	SHAREHOLDER
Bergdorf Goodman, Inc.	New York	The Neiman Marcus Group, Inc.

Bergdorf Graphics, Inc.	New York	Bergdorf Goodman, Inc.

BergdorfGoodman.com, LLC	Delaware	The Neiman Marcus Group, Inc.

BG Productions, Inc.	Delaware	The Neiman Marcus Group, Inc.

NEMA Beverage Corporation	Texas	NEMA Beverage Holding Corporation

NEMA Beverage Holding Corporation	Texas	NEMA Beverage Parent Corporation

NEMA Beverage Parent Corporation	Texas	The Neiman Marcus Group, Inc.

NM Financial Services, Inc.	Delaware	The Neiman Marcus Group, Inc.

NMG Media, Inc.	Delaware	The Neiman Marcus Group, Inc.

NMGP, LLC	Virginia	The Neiman Marcus Group, Inc.

NM Nevada Trust	Massachusetts	The Neiman Marcus Group, Inc. (90 shares) Bergdorf Goodman, Inc. (10 shares)

The Neiman Marcus Group, Inc.	Delaware	Neiman Marcus, Inc.

Worth Avenue Leasing Company	Florida	The Neiman Marcus Group, Inc.